Exhibit 99.10
CONSENT

This Consent (this “ Consent ”) is entered into as of September 4, 2007 by Acquicor Management LLC (“Company”), Context Opportunistic Master Fund, LP (“COMF”) and Context Advantage Master Fund, LP (“CAMF”) with respect to the Note Purchase Agreements (the “ Note Purchase Agreements ”) dated February 14, 2007 entered into between COMF and the Company (the “COMF Note Purchase Agreement”) and between Context Advantage Master Fund, LP and the Company (the “CAMF Note Purchase Agreement”).

The parties agree as follows:

1.	Definitions.

Unless otherwise specified herein, capitalized terms shall have the meanings specified in the Note Purchase Agreements.

2.	Consent.

Section 3.7 of each of the Note Purchase Agreements provides that unless a Remedy Event has occurred and is continuing, a sale of Pledged Stock is permitted, provided that (a) any such sale complies with applicable securities laws, (b) the proceeds of such sale are applied to prepay or repay the Obligations in accordance with Section 2.3 of the Note Purchase Agreement, and (c) after any such sale, the Value (as measured on the date of such sale) of the Collateral, after giving effect to any prepayment or repayment of the Obligations, equals or exceeds the Initial Placement Requirement. Recognizing that (assuming the payments provided for in this Consent are made) there is no Remedy Event that has occurred and is continuing, based upon the oral confirmation from the Chief Legal Officer of Jazz Technologies, Inc. (“Jazz”) that such sale is in compliance with applicable securities laws and subject to the terms and conditions of this Consent, COMF and CAMF hereby consent to the sale by Company to Jazz of the following Collateral Pledged Stock, effective immediately before the opening of the market on September 4, 2007:

Pledged Stock sold to Jazz that constituted Collateral under the CAMF Note Purchase Agreement: 143,034 Pledged Units and 43,199 Initial Pledged Shares

Pledged Stock sold to Jazz that constituted Collateral under the COMF Note Purchase Agreement: 65,299 Pledged Units and 19,721 Initial Pledged Shares

3.	Application of Proceeds.

The Company will pay all of the proceeds of such sales to prepay or repay the Obligations by wire transfer on September 5, 2007, with the proceeds to be applied as follows:

(a) Of the total $1,000,000.30 in proceeds from such sale, $686,563.92 will be paid to CAMF, of which $24,123.79 represents payment of fees and expenses under Article IX of the CAMF Note Purchase Agreement, $352,871.04 represents accrued interest, $2,670.35 represents an amount that the parties hereby agree satisfies the interest make-whole provision of Section 2.3(c) of the CAMF Note Purchase Agreement with respect to the principal amount prepaid, and $306,898.74 represents principal, leaving a remaining balance of $4,073,983.26 in principal under the CAMF Note Purchase Agreement.

(b) The remaining $313,436.38 of the $1,000,000.30 in proceeds from such sale will be paid to COMF, of which $11,013.21 represents payment of fees and expenses under Article IX of the COMF Note Purchase Agreement $161,095.90 represents accrued interest, $1,219.09 represents an amount that the parties hereby agree satisfies the interest make-whole provision of Section 2.3(c) of the COMF Note Purchase Agreement with respect to the principal amount prepaid, and $140,108.18represents principal, leaving a remaining balance of $1,859,891.82 in principal under the COMF Note Purchase Agreement.

4.	Acknowledgement.

The parties acknowledge that after such sale, the Value (as measured on the date of such sale) of the Collateral, after giving effect to any prepayment or repayment of the Obligations, equals or exceeds the Initial Placement Requirement, in that (a) the remaining Pledged Stock under the CAMF Note Purchase Agreement, after giving effect to such sale, consists of 2,848,616 shares of common stock of Jazz which at the closing price of $3.12 on September 4, 2007 is valued at $8,890,802, more than two times the remaining principal balance of $4,043,588.41 under the CAMF Note Purchase Agreement; and (b) the remaining Pledged Stock under the COMF Note Purchase Agreement, after giving effect to such sale, consists of 1,300,933 shares of common stock of Jazz which at the closing price of $3.12 on September 4, 2007 is valued at $4,058,911, more than two times the remaining principal balance of $1,846,015.66 under the COMF Note Purchase Agreement.

5.	Release of Collateral.

The Collateral sold to Jazz as set forth in Section 2 of this Consent shall be immediately released from the liens created by the Note Purchase Agreements, and CAMF and COMF agree promptly to execute such documents and take such actions as shall be required to effect such release.

6.	Miscellaneous.

6.1   Effect of Consent. Except as specifically modified by this Consent, the terms and conditions of the Note Purchase Agreements and the Notes shall remain unchanged and in full force and effect.

6.2   Governing Law. THIS CONSENT IN ALL RESPECTS SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT REGARD TO ANY CONFLICT OF LAW PROVISION THEREOF THAT MIGHT PREVENT THE OPERATION OF THIS SECTION 6.2.

6.3   Counterparts. This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Signature pages delivered by electronic transmission (including pdf) shall have the same effect as the originally executed signature page.

In Witness Whereof , the parties have executed this Consent as of the date first set forth above.

[signature page follows]

Context Opportunistic Master Fund, LP

By:

Name:
Title:

Context Advantage Master Fund, LP

By:

Name:
Title:

Acquicor Management LLC

By:

Name:
Title: